EXHIBIT 3.11

RESTATED ARTICLES OF ORGANIZATION
OF
THE GUNLOCKE COMPANY L.L.C.

    The undersigned limited liability company organized under the Iowa Limited Liability Company Act, Chapter 490A, Code of Iowa, adopts the following Restated Articles of Organization for such limited liability company.

ARTICLE I
NAME OF THE LIMITED LIABILITY COMPANY

    The name of the limited liability company is The Gunlocke Company L.L.C.

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

    The address of the registered office of the limited liability company is 408 East Second Street, Muscatine, Iowa 52761.  The registered agent at such address is Steven M. Bradford.

ARTICLE III
PRINCIPAL OFFICE

    The street address of the principal office of the limited liability company is 408 East Second Street, Muscatine, Iowa 52761.

ARTICLE IV
PERIOD OF DURATION

    The limited liability company's existence shall commence upon the acceptance of these Articles of Organization by the Secretary of State of Iowa for filing and shall continue for the period of 50 years, unless sooner dissolved pursuant to the terms of its operating agreement, or as otherwise provided by law.

ARTICLE V
WRITTEN OPERATING AGREEMENT

    Any operating agreement entered into by the member of the limited liability company, and any amendments or restatements thereof, shall be in writing.  No oral agreement among any of the member or managers of the limited liability company shall be deemed or construed to constitute any portion of, or otherwise affect the interpretation of, any written operating agreement of the limited liability company, as amended and in existence from time to time.

ARTICLE VI
MANAGERS

    The business and affairs of the limited liability company shall be governed by managers.  The actions of a member or any other person acting in any capacity other than as a manager of the limited liability company shall not bind the limited liability company.

ARTICLE VII
LIMITATION OF LIABILITY OF MANAGERS

    Managers of the limited liability company shall not be liable to the limited liability company or its members for monetary damages for any action taken, or any failure to take action, as a manager, except for liability for any of the following:

    1.    The amount of a financial benefit received by a manager to which the manager is not entitled.

    2.            An intentional infliction of harm on the limited liability company or its members.

    3.    A violation of Iowa Code Section 490A.807.

    4.    An intentional violation of criminal law.

    These Restated Articles of Organization were signed on May 22, 2009.

/s/ Steven M. Bradford
Steven M. Bradford
The Gunlocke Company L.L.C.